Exhibit 99.1

March 22, 2005

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Media may contact:

Terry Francisco, Bank of America, 704.386.4343

Terry.h.francisco@bankofamerica.com

Bank of America Directors Authorize 200 Million Share Repurchase Program

CHARLOTTE, N.C., March 22, 2005 — The Bank of America Corporation board of directors today approved the repurchase of up to 200 million additional shares of common stock, authorizing management to spend up to $12 billion within 18 months.

“In 2004, our record earnings allowed us to return nearly $9 billion in capital to our shareholders in the form of dividends and net share repurchases,” said Kenneth D. Lewis, Bank of America chairman and chief executive officer. “We expect to continue generating strong returns and will continue to return excess capital to our shareholders.”

The new program is intended to be implemented through purchases made from time to time either in the open market or through private transactions. On December 31, 2004, Bank of America had 4.05 billion common shares outstanding. The Board of Directors last approved an authorization of 180 million shares in January 2004. There were 42.1 million shares remaining from that authorization as of close of trading on March 17.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with more than 5,800 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than twelve million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 85 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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